Exhibit D-2



                                                September 19, 2003



BY hand delivery

Kristi Izzo, Secretary
Board of Public Utilities
Two Gateway Center
Newark, NJ  07102

          Re: In The Matter Of The Verified Petition Of Jersey Central Power & Light Company For A Bondable Stranded Costs Rate Order In Accordance With Chapter 23 Of The Laws Of 1999, As Amended, To Authorize The Imposition Of A Non-bypassable Transition Bond Charge, The Issuance And Sale Of Up To $283 Million Aggregate Principal Amount Of Transition Bonds By A Financing Entity To Recover Petitioner's Bondable Stranded Costs, And The Application Of Transition Bond Proceeds To Retire Outstanding Debt, Equity Or Both, And To Approve The Methodology For The Calculation And Adjustment Of The Transition Bond Charge And Market Transition Charge-Tax Related Thereto Docket No. ER03020133
                ------------------------------------------------------------

Dear Secretary Izzo:

          Petitioner, Jersey Central Power & Light Company ("Company"), submits this letter (original and eleven copies) to the Board of Public Utilities ("Board") as Amendment No. 1 to the Petition filed in the above-referenced docket on February 14, 2003 ("Petition"). By this Amendment No. 1, which employs terms as defined in the Petition, JCP&L hereby modifies the Petition as follows:

          1. Paragraph 5.a of the Petition is amended to reflect a Recoverable Deferred Balance Amount at July 31, 2003 of approximately $459 million, which includes deferred taxes of approximately $187 million, so that the Petition, as

Kristi Izzo, Secretary
September 19, 2003\
Page 2



so amended, seeks a Financing Order authorizing the recovery, through the issuance of Transition Bonds in the Transition Bond Transaction, of approximately $283 million of the Company's Bondable Stranded Costs.1 This amount includes Upfront Transaction Costs and Capital Reduction Costs of $4.4 million and $6.6 million, respectively, or a total of $11 million. As noted in footnote 2 of the Petition, the Company requests authority to recover an amount, either greater or less than $283 million, that reflects the actual amounts that will be determined at the time the Board issues the Bondable Stranded Costs Rate Order requested in the Petition, as amended hereby. Other Paragraphs of the Petition containing references to such amounts are similarly modified to reflect the above numbers.

          2. Paragraph 6 of the Petition is amended to reflect the $63 million of net present value savings set forth in Revised Exhibit A being filed herewith (see Item 3 below). The discount rate utilized in Revised Exhibit A is 6.75%, which is the Company's after-tax weighted average cost of capital resulting from the Board's August 1, 2003 Summary Order in the Company's rates proceeding (see Paragraph 4 of the Petition).

          3. Attached hereto and made a part hereof are the following exhibits that replace and supersede the corresponding exhibits that were filed with the
Petition:

          Revised Exhibit A   Customer Savings

          Revised Exhibit B   Estimated Upfront Transaction Costs

--------------------
1 These revised figures primarily reflect the Board's action at its July 25, 2003 Agenda Meeting and in its August 1, 2003 Summary Order to disallow $152.5 million of the Company's deferred costs, together with the associated adjustment in the accrued interest. The inclusion in this Amendment No. 1 of figures that reflect such disallowance does not constitute a waiver by the Company of any rights it may have to seek reconsideration of, or otherwise to appeal or challenge, such disallowance in an appropriate forum.

Kristi Izzo, Secretary
September 19, 2003\
Page 3



          Revised Exhibit C   Customer Savings

          Revised Exhibit E   Debt Design (Revised Attachment E-1)
                              Projected Transition Bond Charge and MTC-Tax
                              (Revised Attachment E-2)
                              Transition Bond Charge and MTC-Tax Methodology
                              (Attachment E-3 (unchanged))

          Revised Exhibit F   Pro Forma Capitalization Table

          Would you kindly stamp the enclosed additional copy of this letter with the date of filing and return same to the undersigned in the enclosed self-addressed envelope.

          Thank you for your anticipated courtesy and cooperation.


                                             Respectfully submitted,



                                             Marc B. Lasky


MBL/kl
Enclosure
cc:    (w/enclosure - by Federal Express)
       Service List

Kristi Izzo, Secretary
September 19, 2003\
Page 4



bcc:   (w/enclosure - by Federal Express)
       Douglas E. Davidson, Esq.
       Robert A. Friedman, Esq.
       Darryl Herrick
       Linda Kang
       Thomas Navin
       Gregory G. Pavin, Esq.
       Curtis Probst